UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            May 30, 2006

BIOJECT MEDICAL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-15360

Oregon	93-1099680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20245 SW 95th Avenue Tualatin, Oregon	97062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (503) 692-8001

Former name or former address if changed since last report:

No Change

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BIOJECT MEDICAL TECHNOLOGIES INC.

FORM 8-K

Item 3.03  Material Modification to Rights of Security Holders

As a result of certain rights and preferences of the Series E Convertible Preferred Stock (the “Series E Preferred Stock”) set forth in the articles of amendment referenced under Item 5.03 below, the rights of the holders of our Common Stock have been qualified in certain respects. The Series E Preferred Stock has certain dividend, voting, liquidation and conversion rights more fully described under Item 5.03 below. In addition, because of the convertible nature of the Series E Preferred Stock, holders of our Common Stock may have their ownership interests diluted should the Series E Preferred Stock be converted into shares of Common Stock. The conversion rights associated with the Series E Preferred Stock are more fully described under Item 5.03 below.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On May 30, 2006, we amended our Articles of Incorporation to designate 4,000,000 shares of our authorized preferred stock as Series E Convertible Preferred Stock (the “Series E Preferred Stock”). A copy of the articles of amendment is attached to this current report as Exhibit 3.1 and is incorporated herein. A description of the material rights and preferences of the Series E Preferred Stock is set forth below, but this description is qualified in its entirety by reference to the articles of amendment attached hereto. The Series E Preferred Stock is entitled to:

•      Receive 8% annual payment-in-kind dividends (“PIK Dividends”) for 24 months following May 30, 2006 (while these dividends will accrue, they will only be paid in connection with certain liquidation events or conversion of the Series E Preferred Stock);

•      Receive on a pari passu basis with the holders of Common Stock, as if the Series E Preferred Stock had been converted into Common Stock immediately before the applicable record date, cash dividends at the same rate and in the same amount per share as any and all dividends declared and paid upon the then outstanding shares of Common Stock;

•      Receive, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of our company and before any payment is made in respect of the Common Stock or the Series D Convertible Preferred Stock, an amount per share of Series E Preferred Stock equal to $1.37 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), plus all accrued but unpaid dividends thereon to the date fixed for distribution, including, without limitation, the PIK Dividends to the extent not previously issued (if our assets available for distribution to our shareholders are insufficient to pay the holders of Series E Preferred Stock the full amount to which they are entitled, then all the assets available for distribution to our shareholders shall be distributed ratably first to the holders of the Series E Preferred Stock);

•      Be convertible, at any time at the option of the holder, into our Common Stock at a conversion rate of one share of Series E Preferred Stock being convertible into one share of Common Stock (subject to anti-dilution adjustments);

•      One vote for each share of Common Stock into which Series E Preferred Stock could then be converted (excluding any PIK Dividends), and with respect to such vote, full voting rights and powers equal to the voting rights and powers of the holders of Common Stock;

•      Consent rights with respect to certain extraordinary transactions; and

•      Registration rights with respect to the shares of Common Stock issuable upon conversion of such shares of Series E Preferred Stock.

There is no restriction on the repurchase or redemption of the Series E Preferred Stock while there is an arrearage in the payment of dividends.

Item 8.01  Other Events

On June 1, 2006, we issued a press release announcing that we had issued 3,308,392 shares of Series E Convertible Preferred Stock. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

The following exhibits are furnished herewith and this list is intended to constitute the exhibit index:

  3.1     Articles of Amendment to 2002 Restated Articles of Incorporation

99.1     Press release dated June 1, 2006 regarding issuance of 3,308,392 shares of Series E Convertible Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 5, 2006	BIOJECT MEDICAL TECHNOLOGIES INC.
(Registrant)

/s/ CHRISTINE M. FARRELL
Christine M. Farrell
Vice President of Finance
(Principal Financial and Accounting Officer)